UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 2, 2007

BIOPACK ENVIRONMENTAL SOLUTIONS INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

0-29981

(Commission File Number)

91-2027724

(IRS Employer Identification No.)

18/F Metroplaza Tower II, 223 Hing Fong Road, Kwai Chung, New Territories, Hong Kong

(Address of principal executive offices and Zip Code)

+852.3586.1383

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 2, 2007, Edwin Chan resigned as our Treasurer and Chief Financial Officer and we re-appointed Eddie Chou as our Treasurer and Chief Financial Officer.

Eddie Chou

Eddie Chou has been our Chief Technical Officer since March 27, 2007. He was also our Treasurer and Chief Financial Officer from March 27, 2007 until July 24, 2007, when he resigned in favor of Mr. Chan. Mr. Chou is responsible for the development of our technology and project development. From 2003 to 2006, Mr. Chou served as a director and general manager of Glory Team Industrial Ltd., where he was in charge of research and

2

development and responsible for the development of machinery, technology and production line design. Glory Team Industrial Ltd. owns the rights to the EATware intellectual property that was, until December of 2006, licensed to our company. From 1997 to 2003, Mr. Chou was the chief design engineer of ASM Pacific Technology Ltd. (HKEx:ASMPT), which is the world's largest assembly and packaging equipment supplier for the semiconductor industry. At December 31, 2005, 53.59% of the equity of ASM Pacific Technology Ltd. was owned by ASM International N.V., a Netherlands company. ASM International N.V. is a reporting issuer in the United States; its common shares are listed on the NASDAQ Global Select Market (NASD:ASMI).

Mr. Chou was awarded a B.Eng (Hons) in Mechanical Engineering from London University, in London, England in 1994. In 2002, Mr. Chou obtained a Certificate for Mechatronics from Philips CFT centre, Singapore which is the exclusive in-house institution of Philips Group.

Family Relationships

There are no family relationships between Eddie Chou and any of our other directors and officers.

Certain Related Transactions and Relationships

We have not been a party to any transaction with Mr. Chou, since the beginning of our last fiscal year, or any currently proposed transaction with Mr. Chou, in which we were or will be a participant and where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPACK ENVIRONMENTAL SOLUTIONS INC.

By: /s/ Gerald Lau

Gerald Lau

President and a Director

Dated: October 5, 2007

CW1449208.1